TNP Strategic Retail Trust, Inc.

Press Release	Contact:

Andrew Batinovich

(650) 343-9300

TNP Strategic Retail Trust Enters in to Joint Venture with Glenborough

Newport Beach, CA, July 17, 2013: TNP Strategic Retail Trust, Inc. (the “Company”) announced today that it had completed a strategic investment transaction with an affiliate of Glenborough, LLC (“Glenborough”).

As previously disclosed, the Special Committee of the Board of Directors (the “Committee”) of the Company is also actively negotiating with Glenborough, LLC (together with its affiliates “Glenborough”), a privately held full-service real estate investment and management company, to replace the Company’s current advisor. This proposed transition to a new advisor is pending while the Company works with the mortgage lender on the Company’s Lahaina Gateway Center property to remove, among other restrictions, that lender’s right to approve any changes to the Company’s advisor.

In the meantime, the Committee has identified certain near term objectives for the Company that it believes are necessary to achieve to commence dividends which includes:

•	Increasing working capital and decreasing accounts payable
•	Restructuring or refinancing the Company’s line of credit debt with KeyBank National Association (“KeyBank”)
•	Reducing general and administrative costs

Increasing working capital and decreasing accounts payables

The Committee determined that the Company needed to generate $1.5 million to $2.5 million in cash to increase working capital and decrease accounts payable. The Company’s current advisor, TNP Strategic Retail Advisor, LLC, an affiliate of Thompson National Properties, LLC, allowed the unrestricted cash reserves to fall below the $4 million floor mandated in the advisory agreement, as amended. At March 31, 2013, unrestricted cash was at $1.1 million and outstanding accounts payable and accrued expenses were in excess of $5 million.

In considering its options, the Committee:

•	Noted that all current Company real property assets were encumbered with secured financing obligations which restricted secondary or junior financing.
•	Considered sales of real property assets, but concluded that (i) the timing and uncertainty of such sales were disadvantageous, (ii) that sales of properties with secured debt outside the Company’s KeyBank line of credit would result in significant prepayment penalties to retire current debt and (iii) sales of properties securing the line of credit would not result in net proceeds to the Company as all such funds must be used to pay down the line of credit.
•	Considered third party unsecured financing, but this option deemed likely to carry a high interest rate.
•	Concluded that none of the foregoing options was likely to be achievable within the required time frames and any new financing would require the consent of KeyBank.

Working with Glenborough as an investment partner, the Company was able to obtain a cash infusion of $1,929,088 in the form of an equity contribution to its subsidiary, TNP SRT Secured Holdings, LLC (“SRT Holdings”) under the terms described below. The Glenborough investment of a 12% interest in SRT Holdings was subject to the approval of KeyBank, and such approval was obtained. The Glenborough investment carries a preferred return of 7%, and the Company (but not Glenborough) retains an option to trigger a Buy/Sell Option at any time. The Company also retains control at the SRT Holdings level over certain major decisions with regard to property sales, acquisition, leasing and financing. For further detail, please refer to the Company’s Form 8-K filed with the SEC on July 15, 2013 which may be accessed directly or through the Company‘s website at www.srtreit.com.

Restructuring or refinancing the Company’s line of credit

In order to consider paying any dividends to shareholders, the Company will need to restructure or refinance the line of credit debt with KeyBank. The Company is in the process of marketing for sale one or two of the properties securing the line of credit loan. Since any net sales proceeds from such sales must be used to reduce the line of credit loan balance, the resulting reduction in the outstanding balance of the line of credit could facilitate the restructuring or refinancing of that loan. The Committee is hopeful that, in addition to the benefits of obtaining the required working capital, that bringing in Glenborough as an investment partner and manager of the SRT Holdings entity may strengthen the Company’s position in negotiations with KeyBank with regard to an extension of the current Forbearance Agreement and/or restructure of the Company’s line of credit loan.

Reducing general and administrative costs

In order to increase cash flow and cash available for dividends, the Committee will also focus on reducing general and administrative costs.

The Committee believes one result of the pending change in advisors to Glenborough may be lower total general and administrative costs, specifically advisors fees and reimbursements, audit fees, legal fees and directors and officers insurance coverage costs. In addition, the Committee is reviewing board compensation levels as part of a comprehensive reduction of overhead costs.

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a non-traded real estate investment trust which owns a portfolio of primarily grocery anchored shopping centers in major markets across the United States. The company's portfolio consists of 20 shopping centers containing over 2 million square feet that are anchored by such grocers as Publix, Safeway and Wal-Mart. For further information visit www.srtreit.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will" and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: an inability to complete sales of certain line of credit assets within acceptable timing and pricing guidelines; volatility in the debt or equity markets affecting our ability to sell real estate assets or renegotiate, restructure and/or refinance the KeyBank line of credit; our ability to successfully renegotiate, restructure and/or refinance the KeyBank line of credit; our ability to reduce certain advisor, audit, legal and insurance expenses; and our ability to maintain sufficient liquidity; Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company's expectations.